Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195

Erik K. Bardman to Join Logitech as CFO

FREMONT, Calif., Sept. 21, 2009 and ROMANEL-SUR-MORGES, Switzerland, Sept. 22, 2009 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Erik K. Bardman, age 42, will join the company as the senior vice president of finance and chief financial officer, effective Oct. 5, 2009. Mr. Bardman brings to Logitech proven financial leadership spanning a career that includes six years with eBay and 15 years with General Electric Company.

“We’re delighted that Erik Bardman is joining Logitech’s executive leadership team,” said Gerald P. Quindlen, Logitech president and chief executive officer. “Erik brings a strong track record of global financial management in highly competitive businesses and a proven ability to drive financial performance improvements in multiple business environments. He is an outstanding leader who brings the right balance of strategy, technology-industry entrepreneurship and financial best practices.”

While with eBay, Mr. Bardman served as chief financial officer for eBay Marketplaces, the company’s largest business with more than $5 billion in revenue and operations in more than 20 countries. During his tenure with GE, he held positions with several of the company’s consumer financial businesses. In his last position with GE, Mr. Bardman was vice president of global pricing for a consumer finance business with $75 billion in assets, covering 11 major product groups operating in more than 36 countries. He holds a B.A. degree from Dickinson College in Pennsylvania and is a graduate of GE’s Financial Management Training Program.

Mr. Bardman succeeds Mark J. Hawkins, who left the company in April.

Erik Bardman Joins Logitech as CFO – Page 2

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)